Exhibit 19.1

COMMUNITY TRUST BANCORP, INC.
and
COMMUNITY TRUST BANK, INC.

INSIDER TRADING POLICY

JANUARY 28, 2025

COMMUNITY TRUST BANCORP, INC. &
COMMUNITY TRUST BANK, INC.
INSIDER TRADING POLICY

ALL EMPLOYEES, OFFICERS AND DIRECTORS OF
COMMUNITY TRUST BANCORP, INC., COMMUNITY TRUST BANK, INC.
OR ANY OF THEIR SUBSIDIARIES
ARE PROHIBITED FROM TRADING (EITHER DIRECTLY OR INDIRECTLY)
AND FROM “TIPPING” OTHERS TO TRADE
IN COMMUNITY TRUST BANCORP, INC. SECURITIES WHEN THEY KNOW MATERIAL NON-PUBLIC INFORMATION ABOUT
COMMUNITY TRUST BANCORP, INC., COMMUNITY TRUST BANK, INC.
OR ANY OF THEIR SUBSIDIARIES

EXPLANATION

This Insider Trading Policy (this "Policy") describes the standards of Community Trust Bancorp, Inc., Community Trust Bank, Inc. and their subsidiaries (the "Company") on trading, and causing the trading of, the Company's securities or securities of certain other publicly traded companies while in possession of material non-public information.  This Policy prohibits trading in certain circumstances and applies to all directors, officers and employees of the Company and their respective immediate family members (collectively, "Covered Persons").

It is illegal for Covered Persons to trade (either personally or on behalf of others) the Company's securities or securities of certain other publicly traded companies on the basis of material non-public information, or to have others trade for him or her on the basis of that information.  It is also illegal to communicate ("tip") material non-public information to others so that they may trade in such securities based on that information.

This Policy applies to all trading or other transactions in (i) the Company's securities, including common stock, options and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company's securities, whether or not issued by the Company and (ii) the securities of certain other companies, including common stock, options and other securities issued by those companies as well as derivative securities relating to any of those companies' securities, where the person trading used information obtained while working for the Company.

DEFINITIONS

What is Material Information?  Material information is any information that a reasonable investor would consider important in making a decision to buy, hold or sell securities. If an investor would want to buy or sell based in part on the information, the information should be considered material.  In short, material information is any information which could reasonably be expected to affect the price of the security.

Examples:  While it is not possible to identify all information that would be deemed "material", the following types of information ordinarily would be considered material: projections (or changes in projections) of future earnings or losses; significant write-downs in assets or increases in reserves; extraordinary borrowings; changes in financial condition; news of a proposed merger, acquisition or tender offer; news of a significant sale of assets or the disposition of a subsidiary; changes in dividend policies or the declaration of a stock split or dividend; the offering of additional securities; changes in senior management; significant new products; impending bankruptcy or financial liquidity problems; pending or threatened litigation or regulatory enforcement proceedings, or  major developments in such matters; the gain or loss of a substantial customer or supplier; cybersecurity risks and incidents, including vulnerabilities and breaches; changes in auditors or auditor notification that a company may no longer rely on an auditor's audit report; or a potential restatement of a of a company's financial statements.  Either positive or negative information may be material.

The materiality of particular information is subject to reassessment on a regular basis.  Material information is not limited to historical facts but may also include projections and forecasts.  With respect to a future event, such as a merger or acquisition, the point at which negotiations are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company's operations or stock price should it occur.  Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small.

When in doubt about whether particular non-public information is material, you should presume it is material and consult with Mark A. Gooch or Charles Wayne Hancock II before disclosing such information or trading in any securities of a company to which the information relates.

When Does Information Become Public?   Information generally will be regarded as having become public when it has effectively been disclosed to the public and the public has had sufficient time to consider and act upon it.

Examples: Non-public information may include: information available only to a select group of analysts or institutional investors; undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; or information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information.

The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes.  To be considered public, the information must have been disseminated in a manner designed to reach investors generally (typically through a widely circulated news or wire service or through a public filing with the Securities and Exchange Commission).

Even after public disclosure of information about the Company, investors must be given the opportunity to absorb the information. As a precaution, you should generally not engage in any transaction until the beginning of the second business day after previously non-public material information known to you has been released.  For example, if a public announcement is made on a Friday, Tuesday generally will be the first day on which you should trade (assuming you are not aware of other material non-public information at that time).

When in doubt about whether information is considered public, you should presume it is non-public and treat it as confidential.

Twenty-Twenty Hindsight.  Remember, if your securities transactions become the subject of scrutiny, they will be reviewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how regulators, other investors and the general public might view your transaction in hindsight.

PROHIBITED TRANSACTIONS

What Transactions Are Prohibited?  When you know material information that has not been made public about the Company, you are prohibited from these activities:

●	Buying, selling, gifting or otherwise transferring Company securities (including options);
●	Advising others to buy, hold or sell Company securities;
●	Having others trade for you or your benefit in Company securities;
●	Disclosing the information to anyone else who might then trade; and
●	Assisting anyone in any of the foregoing activities.

These prohibitions apply to actions taken directly or indirectly, regardless of whether such actions are taken for the benefit of yourself or others.  For example, if you serve as the trustee of a trust which own’s Company securities, these prohibitions also apply to the actions you take as the trustee.  Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for a family or other emergency) are not exceptions to these prohibitions.

What Transactions by Family Members Are Prohibited?  The very same trading restrictions are assumed to apply to your spouse and your minor children as well as other relatives who live in your household or are financially dependent upon you, even if you did not actually “tip” them as to material non-public information possessed by you.  You are expected to be responsible for their compliance with this Policy.

What “Tipping” Restrictions Apply?  The disclosure of material non-public information about the Company to anyone can lead to major legal difficulties and may cause significant harm to the Company.  Therefore, you should not discuss this sort of information with anyone (including other employees), except as required in the performance of your regular duties.

It is also important that only specifically designated representatives discuss information about the Company with the news media, securities analysts and investors.  If you receive any inquiries about the Company from any of these sources, please refer them to Mark A. Gooch or Charles Wayne Hancock II.

Transactions Involving Securities of Other Companies.  Although it is most likely that any material non-public information you might learn will be about the Company, the prohibitions described in this Policy also apply to trading in securities of any company about which you have such information, such as information about a company which does business with the Company.

Exception for Approved 10b5-1 Plans.  These prohibitions do not apply to purchases and sales of securities under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Securities Exchange Act of 1934 (an "Approved 10b5-1 Plan") that meets all of the following requirements:

●
The plan has been reviewed and approved by Mark A. Gooch, Charles Wayne Hancock II or Cindy Adkins. at least five days in advance of being entered into (or, if revised or amended, such proposed revisions or amendments have been reviewed and approved by one of the above-named persons at least five days in advance of being entered into).

●
The plan provides that no trades may occur thereunder until expiration of the applicable cooling-off period specified in Rule 10b5-1(c)(ii)(B), and no trades occur until after that time. The required cooling-off periods apply to the entry into a new 10b5-1 plan or any revision or modification of a 10b5-1 plan.

●
The plan is entered into in good faith, and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, at a time when the Covered Person is not in possession of material non-public information about the Company; and, if the Covered Person is a Company Insider (as defined below), the plan must include representations by the Company Insider certifying to that effect.

●
The plan either gives a third party the discretionary authority to execute such purchases and sales, so long as such third party does not possess any material non-public information about the Company, or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions.

●	The plan is the only outstanding Approved 10b5-1 Plan entered into by the Covered Person (subject to the exceptions set out in Rule 10b5-1(c)(ii)(D)).

If you are considering entering into, modifying or terminating an Approved 10b5-1 Plan or have any questions regarding Approved Rule 10b5-1 Plans, please contact Mark A. Gooch, Charles Wayne Hancock II or Cindy Adkins.  A trading plan, contract, instruction or arrangement will not qualify as an Approved 10b5-1 Plan without the prior review and approval of Mark A. Gooch, Charles Wayne Hancock II or Cindy Adkins.  You should consult your own legal and tax advisors before entering into, or modifying or terminating, an Approved 10b5-1 Plan.

With respect to any purchase or sale under an Approved 10b5-1 Plan on behalf of a Company Insider, the third party effecting transactions on behalf of the Company Insider should be instructed to send duplicate confirmations of all such transactions to Mark A. Gooch, Charles Wayne Hancock II or Cindy Adkins.

Other Exceptions.  The trading restrictions of this Policy do not apply to the following:

●
Investing 401(k) plan contributions in a Company stock fund in accordance with the terms of such 401(k) plan; however, any changes in your investment election regarding the Company’s stock are subject to trading restrictions under this Policy.

●
Purchasing Company stock through periodic, automatic payroll contributions to a Company employee stock purchase plan ("ESPP"); however, electing to enroll in an ESPP, making any changes in your elections under an ESPP and selling any Company stock acquired under an ESPP are subject to trading restrictions under this Policy.

●
Purchasing Company stock under a Company dividend reinvestment plan through the reinvestment of dividends paid on Company securities; however, voluntary purchases of Company stock resulting from additional contributions you choose to make to such plan, your election to participate in such plan or increase your level of participation in such plan and your sale of any Company stock purchased pursuant to such plan are subject to trading restrictions under this Policy.

●
Exercising stock options granted under a Company's stock option plan for cash or the delivery of previously owned Company stock; however, the sale of any shares issued on the exercise of Company-granted stock options and any cashless exercise of Company-granted stock options are subject to trading restrictions under this Policy.

●	Vesting of restricted stock; however, transactions involving such shares upon vesting are subject to trading restrictions under this Policy.

Assistance.  Prior to any sale, purchase or other transaction involving the securities of the Company, you should contact Mark A. Gooch, Charles Wayne Hancock II or Cindy Adkins, personally.  Please do not rely on brokers or other representatives to contact the Company for you. If you have any questions concerning this Policy or a specific proposed transaction in our stock, please call one of the above-named persons.

ADDITIONAL POLICIES APPLICABLE TO COMPANY INSIDERS

Additional Prohibitions and Requirements.  In addition to the above policies that apply to all persons associated with the Company in the positions described above, those persons who have been designated by the Company as directors and executive officers who are subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended (such persons, together with their family members and others living in the same home, and other close associates are referred to in this policy as "Company Insiders") are subject to the following additional restrictions:

●
Other than pursuant to Approved 10b5-1 Plans, Company Insiders must obtain prior approval of all trades or transactions (including gift transactions) in Company securities from Mark A. Gooch, Charles Wayne Hancock II or Cindy Adkins.

●	No Company Insiders may trade in Company securities during any trading blackout periods designated by the Company.

●
Company Insiders and their designees are prohibited from, directly or indirectly: (i) engaging in hedging with respect to any of the Company's equity securities; or (ii) pledging a significant amount of the Company's equity securities. For these purposes: (i) "significant" means the lesser of 1% of the Company's outstanding equity securities and 50% of the equity securities owned by such Company Insider; (ii) "hedging" means any instrument or transaction, including without limitation, put options, collars, equity swaps, short sales, stock futures and forward-sale contracts related to the Company's equity securities, which offsets or reduces (or is designed to offset or reduce) the risk of price fluctuations of the Company's equity securities granted to, or held directly or indirectly by, a Company Insider, and excludes portfolio diversification transactions and transactions related to broad-based investment vehicles; (iii) the Company's "equity securities" include the common stock and any other capital stock of the Company, and any options, warrants or other securities exercisable for, or convertible into, settled in or measured by reference to, such securities; and (iv) "designee" means any person or entity authorized by a Company Insider to engage in any hedging on behalf of, or for the benefit of, such Company Insider.

Blackout Periods.  From time to time, the Company may designate blackout periods (including, but not limited to, periods preceding the end of each fiscal quarter and the date on which the Company's financial results are publicly disclosed) during which Company Insiders are prohibited from trading in the Company's securities.  The Company will notify Company Insiders of any applicable blackout periods.  Blackout periods do not apply to transactions completed pursuant to an Approved 10b5-1 Plan.

POLICIES APPLICABLE TO THE COMPANY

From time to time, the Company may engage in transactions in its own securities. It is the Company's policy that any transactions in securities by the Company will comply with applicable laws with respect to insider trading.

CONSEQUENCES OF INSIDER TRADING

In addition to causing potential serious harm to the Company, the consequences to you of insider trading can be staggering:

Individuals who trade on insider information (or tip information to others) may be subject to the following penalties, which apply whether or not you derive any benefit from your trading or the trading of another person:

●	A civil penalty of up to three times the profit gained (or loss avoided);
●	A criminal fine (no matter how small the profit) of up to $5 million; and/or
●	A jail term of up to 20 years.

For the Company (and possibly any supervisor of a Company employee who commits an insider trading violation) if appropriate steps to prevent illegal trading are not taken:

●	A civil penalty of up to $1 million or three times the profit gained or loss avoided as a result of the violation (whichever amount is greater); and/or
●	A criminal fine of up to $25 million.

Moreover, the Securities and Exchange Commission has authority to prohibit permanently or for a specified time period any person who violates the insider trading prohibitions under Federal law from acting as an officer or director of any other public company.

Failure to comply with this Policy may also subject you to Company-imposed sanctions, including dismissal for cause, whether or not your failure to comply with this Policy results in a violation of law.  The Company reserves the right to determine, in its own discretion and on the basis of information available to it, whether this policy has been violated.  The Company may determine that specific conduct violates this Policy, whether or not the conduct also violates the law.  It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

CONFIDENTIALITY

Material non-public information about the Company or its business partners is the property of the Company, and unauthorized disclosure or use of that information is prohibited.  Such information should be maintained in strict confidence and should be discussed, even within the Company, only with persons who have a “need to know.”  You should exercise the utmost care and circumspection in dealing with information that may be material non-public information.  Conversations in public places, such as hallways, elevators, restaurants and airplanes, involving information of a sensitive or confidential nature should be avoided.  Written information should be appropriately safeguarded and should not be left where it may be seen by persons not entitled to the information.  The unauthorized disclosure of information could result in serious consequences to the Company, whether or not the disclosure is made for the purpose of facilitating improper trading in securities.

PERSONAL RESPONSIBILITY

Compliance with this Policy, including having a proposed transaction approved in advance, is not an assurance that an insider trading violation will not be found to have occurred.  This Policy is only designed to reduce the risk that such violation will be found to have occurred.  Directors, officers and employees should remember that ultimate responsibility for adhering to this Policy and avoiding improper trading rests with each individual and that preclearance of trades by the Company in no way reduces the obligations imposed on the director, officer or employee by law.  Any action on the part of the Company, Mark A. Gooch, Charles Wayne Hancock II, Cindy Adkins or any other employee pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate a director, officer or employee from liability under applicable securities laws.

CERTIFICATION

The undersigned hereby certifies that he/she has read and understands, and agrees to comply with, the Community Trust Bancorp, Inc. and Community Trust Bank, Inc. Insider Trading Policy, as approved by the Board of Directors of Community Trust Bancorp, Inc. on January 28, 2025, a copy of which has herewith been provided to the undersigned.

Date:
Signature

Printed Name